Exhibit 99.1

Hanover Compressor Company

Press Information

Houston, July 27, 2006

Hanover Compressor Company Reports
Strong Second Quarter 2006 Results

Second quarter 2006 revenue increased to $405.7 million, an 18% increase over second quarter 2005 revenue of $344.8 million. Net income for the second quarter 2006 was $21.7 million, or $0.21 per share, compared with a net loss of $6.4 million, or $0.07 per share, in the second quarter 2005.

EBITDA(1) from continuing operations for the second quarter 2006 was $103.8 million, a 29% increase over second quarter 2005 EBITDA of $80.3 million. Included in the Company’s EBITDA and EPS from continuing operations for the second quarter of 2006 was an $8.0 million pre-tax gain from the sale of the Company’s fabrication assets in Canada, or approximately $0.07 per share.

Hanover’s total third-party fabrication backlog reached a record $714.5 million on June 30, 2006, compared to approximately $373.1 million at December 31, 2005 and $260.4 million at June 30, 2005.

“We were pleased with the improvement in our operating performance,” said John Jackson, President and Chief Executive Officer. “Stronger fabrication pricing, improvements in operational execution, lower cost of debt and the start-up of several rental projects were the catalysts for the improvement in our second quarter results.

“We remain optimistic about the remainder of 2006 and beyond based upon a number of factors,” Mr. Jackson continued. “We anticipate the start-up of previously awarded rental projects; our fabrication backlog continues to build; and, rental and fabrication quote activity remains strong in all of our geographic markets. In addition, we see opportunities to continue to improve pricing and reduce certain operating costs.”

Business Segment Results

U.S. Rentals
(in thousands)

	Three months ended
	June 30,
	2006	2005	Increase (Decrease)
Revenue	$93,073	$87,691	6%
Operating expense	36,729	32,984	11%

Gross profit	$56,344	$54,707	3%
Gross margin	61%	62%	(1)%

U.S. rental revenue and gross profit increased during the three months ended June 30, 2006, compared to the three months ended June 30, 2005, due primarily to an improvement in market conditions that has led to an improvement in pricing. Gross margin for the three months ended June 30, 2006 decreased compared to the three months ended June 30, 2005, primarily due to expenses of approximately $1.6 million related to our program to refurbish approximately 200,000 horsepower of idle U.S. compression equipment and the impact of recording incentive compensation expenses of approximately $1.0 million after the adoption of SFAS 123R.

International Rentals
(in thousands)

	Three months ended
	June 30,
	2006	2005	Increase (Decrease)
Revenue	$67,520	$55,521	22%
Operating expense	23,691	17,144	38%

Gross profit	$43,829	$38,377	14%
Gross margin	65%	69%	(4)%

During the second quarter of 2006, international rental revenue and gross profit increased, compared to the second quarter of 2005, due to increased rental activity in Venezuela, Argentina and Nigeria. Gross margin decreased primarily due to higher repair and maintenance costs in Venezuela, Argentina and Brazil.

Parts, Service and Used Equipment
(in thousands)

	Three months ended
	June 30,
	2006	2005	Increase (Decrease)
Revenue	$55,737	$50,531	10%
Operating expense	45,061	36,215	24%

Gross profit	$10,676	$14,316	(25)%
Gross margin	19%	28%	(9)%

Parts, service and used equipment revenue for the three months ended June 30, 2006 increased compared to the three months ended June 30, 2005 primarily due to higher parts and service revenues in the U.S. and an increase in installation sales. Gross profit and gross margin for the three months ended June 30, 2006 were lower than the three months ended June 30, 2005 primarily due to reduced margins on parts and service revenues and installation sales.

Parts, service and used equipment revenue includes two business components: (1) parts and service and (2) used rental equipment and installation sales. For the three months ended June 30, 2006, parts and service revenue was $41.9 million with a gross margin of 21%, compared to $38.6 million and 27%, respectively, for the three months ended June 30, 2005. Used rental equipment and installation sales revenue for the three months ended June 30, 2006 was $13.8 million with a gross margin of 14%, compared to $11.9 million with a 32% gross margin for the three months ended June 30, 2005. Our used rental equipment and installation sales revenue and gross margins vary significantly from period to period and are dependent on the exercise of purchase options on rental equipment by customers and installation sales associated with the start-up of new projects by customers.

Compression and Accessory Fabrication
(in thousands)

	Three months ended
	June 30,
	2006	2005	Increase (Decrease)
Revenue	$70,128	$41,092	71%
Operating expense	58,482	36,587	60%

Gross profit	$11,646	$4,505	159%
Gross margin	17%	11%	6%

For the second quarter 2006, compression and accessory fabrication revenue, gross profit and gross margin increased, compared to the second quarter of 2005, due primarily to improved market conditions that led to higher sales levels and better pricing. As of June 30, 2006, the company had compression and accessory fabrication backlog of $193.0 million, compared to approximately $67.5 million at June 30, 2005.

Production and Processing Equipment Fabrication
(in thousands)

	Three months ended
	June 30,
	2006	2005	Increase (Decrease)
Revenue	$103,653	$104,297	(1)%
Operating expense	89,203	92,429	(3)%

Gross profit	$14,450	$11,868	22%
Gross margin	14%	11%	3%

Production and processing equipment fabrication revenue was slightly lower for the second quarter of 2006 while gross profit and gross margin increased over second quarter of 2005 due to improved market conditions leading to improved pricing and an increase in operating efficiencies. The backlog for production and processing equipment fabrication was approximately $521.5 million at June 30, 2006 compared to $192.9 million at June 30, 2005, including Belleli’s backlog of $454.2 million and $131.7 million at June 30, 2006 and 2005, respectively.

Liquidity and Other

Hanover had capital expenditures of approximately $62 million in the second quarter 2006, compared to approximately $28 million in the second quarter of 2005. At June 30, 2006, the Company had approximately $1.44 billion in debt and compression equipment lease obligations, compared to $1.69 billion at June 30, 2005. At June 30, 2006, Company debt included approximately $70 million outstanding under its five-year $450-million bank credit facility and the Company had approximately $55 million in cash on its balance sheet.

Total compression horsepower at June 30, 2006 was approximately 3,322,000, consisting of approximately 2,435,000 horsepower in the United States and approximately 887,000 horsepower internationally.

Compression HP Utilization Rate

Date	U.S.	International	Total
June 30, 2006	84%	98%	88%

December 31, 2005	82%	98%	86%

June 30, 2005	79%	98%	83%

Conference Call Details

Hanover Compressor Company (NYSE: HC) will host a conference call at 11:00 a.m. Eastern Time, Thursday, July 27, 2006, to discuss its financial results for the second quarter of 2006 and other matters. To access the call, United States and Canadian participants should dial 800-822-4794. International participants should dial (913) 981-4912 at least 10 minutes before the scheduled start time. Please reference Hanover conference call number 9236442.

A replay will be available from 1:00 p.m. Eastern Time on Thursday, July 27, until midnight on Thursday, August 3, 2006. To listen to the replay, please dial 888-203-1112 in the U.S. and Canada, or 719-457-0820 internationally and enter access code 9236442. Additionally, the conference call will be broadcast live over the Internet. To access the webcast, log on to the company’s Web site (www.hanover-co.com) and click on the webcast link located on the company’s home page.

*****

About Hanover Compressor Company
Hanover Compressor Company (NYSE:HC) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1991 and a public company since 1997, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies. More information can be found on the Internet (www.hanover-co.com).

Forward-looking Statements
Certain matters discussed in this presentation are “forward-looking statements” intended to qualify for the safe harbors established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; a prolonged substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production and processing equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, the taking of property without fair compensation and legislative changes; changes in currency exchange rates; the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters; governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; our inability to implement certain business objectives, such as international expansion (including our ability to timely and cost-effectively execute projects in new international operating environments), integrating acquired businesses, generating sufficient cash, accessing capital markets, refinancing existing or incurring additional indebtedness to fund our business, and executing our exit and sale strategy with respect to assets classified on our balance sheet as assets held for sale; risks associated with any significant failure or malfunction of our enterprise resource planning system and our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt. A discussion of these and other factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Relations Inquiries:
Stephen York
Vice President, Investor Relations and Technology
Tel: (832) 554-4856
E-mail: syork@hanover-co.com

(Tables Follow)

HANOVER COMPRESSOR COMPANY
CONSOLIDATED FINANCIAL DATA AND EBITDA RECONCILIATION
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues and other income:
U.S. rentals	$93,073	$87,691	$184,716	$174,845
International rentals	67,520	55,521	130,026	109,436
Parts, service and used equipment	55,737	50,531	105,008	83,968
Compressor and accessory fabrication	70,128	41,092	124,819	73,616
Production and processing equipment fabrication	103,653	104,297	182,272	193,868
Equity in income of non-consolidated affiliates	5,230	5,158	11,078	9,732
Other income	10,330	492	40,549	943

	405,671	344,782	778,468	646,408
Expenses:
U.S. rentals	36,729	32,984	74,820	67,060
International rentals	23,691	17,144	45,023	34,646
Parts, service and used equipment	45,061	36,215	86,123	61,275
Compressor and accessory fabrication	58,482	36,587	105,175	66,204
Production and processing equipment fabrication	89,203	92,429	158,166	171,554
Selling, general and administrative	49,783	43,909	97,838	86,067
Foreign currency translation	(2,236)	4,955	(3,733)	5,226
Debut extinguishment costs	—	—	5,902	—
Other	1,204	274	1,204	393

	301,917	264,497	570,518	492,425

EBITDA from continuing operations (1)	103,754	80,285	207,950	153,983
Depreciation and amortization	43,077	45,469	85,045	90,922
Interest expense	29,287	34,662	60,927	70,602

	72,364	80,131	145,972	161,524

Income (loss) from continuing operations before income taxes and minority interest	31,390	154	61,978	(7,541)
Provision for income taxes	9,546	6,102	17,993	10,643

Income (loss) from continuing operations before minority interest	21,844	(5,948)	43,985	(18,184)
Minority interest, net of taxes	(93)	—	(93)	—

Income (loss) from continuing operations	21,751	(5,948)	43,892	(18,184)
Loss from discontinued operations, net of tax	(47)	(468)	(139)	(696)
Cumulative effect of accounting change, net of tax	—	—	370	—

Net income (loss)	$21,704	$(6,416)	$44,123	$(18,880)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.21	$(0.07)	$0.44	$(0.21)
Loss from discontinued operations, net of tax	0.00	0.00	0.00	(0.01)
Cumulative effect of accounting change, net of tax	0.00	0.00	0.00	0.00

Net income (loss)	$0.21	$(0.07)	$0.44	$(0.22)

Dilutive income (loss) per common share:
Income (loss) from continuing operations(2)	$0.21	$(0.07)	$0.43	$(0.21)
Loss from discontinued operations, net of tax	0.00	0.00	0.00	(0.01)
Cumulative effect of accounting change, net of tax	0.00	0.00	0.00	0.00

Net income (loss)	$0.21	$(0.07)	$0.43	$(0.22)

Weighted average common and common equivalent shares outstanding:
Basic	101,017	85,797	100,888	85,744

Diluted	112,052	85,797	111,740	85,744

Gross profit percentage:
U.S. rentals	61%	62%	59%	62%
International rentals	65%	69%	65%	68%
Parts, service and used equipment	19%	28%	18%	27%
Compressor and accessory fabrication	17%	11%	16%	10%
Production and processing equipment fabrication	14%	11%	13%	12%

(1)	EBITDA from continuing operations consists of consolidated income (loss) from continuing operations before interest expense, provision for (benefit from) income taxes, and depreciation and amortization. We believe that EBITDA is a commonly used measure of financial performance for valuing companies in our industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another. Forward-looking information concerning Hanover’s 2006 net income (loss), which we believe is the most directly comparable GAAP financial measure to Hanover’s EBITDA is unavailable because the following items are significantly uncertain so as to make a 2006 prediction inadvisable: interest expense, foreign currency translation, taxes and depreciation. The ultimate outcome of these uncertain items may have an impact on our net income (loss).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
EBITDA Reconciliation

Income (loss) from continuing operations	$21,751	$(5,948)	$43,892	$(18,184)

Add:

Depreciation and amortization	43,077	45,469	85,045	90,922

Interest expense	29,287	34,662	60,927	70,602

Minority interest	93	—	93	—

Provision for income taxes	9,546	6,102	17,993	10,643

EBITDA from continuing operations	$103,754	$80,285	$207,950	$153,983

(2)	Net income for the diluted earnings per share calculation for the three and six-month periods ended June 30, 2006 is adjusted to add back interest expense and amortization of financing costs, net of tax, relating to the Company’s convertible senior notes due 2014 totaling $1.8 million and $3.6 million, respectively.